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                                                                    EXHIBIT 10.4

                                    AGREEMENT

THIS AGREEMENT (the "Agreement") is entered into as of March 30, 2001 between Allegro MicroSystems, Inc., a Delaware corporation having its principal place of business at 115 Northeast Cutoff, Worcester, Massachusetts 01615 ("Allegro"), and Dennis H. Fitzgerald, an individual residing at 330 Sterling Street, Unit B-8, West Boylston, Massachusetts 01583 ("DHF").

WHEREAS, Sanken Electric Co., Ltd. ("Sanken"), the parent company of Allegro, requested that DHF serve as the President and Chief Operating Officer ("President") of Allegro; and

WHEREAS, DHF expressed certain reservations to Sanken, and thereafter the parties exchanged communications regarding conditions that might apply in the event that DHF agrees to accept such position; and

WHEREAS, on May 30 2000, DHF agreed to accept his election as President by the board of directors of Allegro, based on an understanding that the conditions discussed between Sanken and DHF would be subsequently clarified and memorialized in an agreement between Allegro and DHF; and

WHEREAS, the board of directors of Allegro has authorized Yuji Morita, President of Sanken and Chairman and Chief Executive Office of Allegro, to negotiate and execute appropriate agreements between DHF and Allegro.

NOW, THEREFORE, the parties hereby agree as follows:

1.    Severance Benefit.

In the event that Allegro terminates DHF's employment at any time in the future without "good cause" (as defined in Section 3.2 of this Agreement), Allegro will pay DHF a "Severance Benefit" based on DHF's base salary on the date that notice of termination is given to DHF (the "Notice Date"). The Severance Benefit will have the following elements:

1.1 Subject to Section 5 of this Agreement, a lump sum payment equal to DHF's annual base salary on the Notice Date will be paid to DHF within fifteen days following the date that DHF ceases to be an employee of Allegro.

1.2 For twelve months following the Notice Date, Allegro will make monthly payments to DHF in an amount equal to his monthly base salary on the Notice Date. Unless Allegro otherwise agrees in writing, any payment of regular salary for service as an Allegro employee, which is undertaken by mutual agreement between Allegro and DHF, after the Notice Date shall be deemed part of the Severance Benefit (for example, if by mutual agreement DHF retains the status of an employee for two months following the Notice Date, DHF will receive two months of regular salary and ten months of severance payments after the employment termination date).

1.3 For twelve months following the Notice Date, DHF will make himself available for consultation with management of Allegro at mutually agreed times. Such consultation

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      will be arranged so as not to unduly interfere with DHF's duties to a successor employer. DHF will not be obligated to render more than ten hours of consulting services in any month.

1.4 All payments of the Severance Benefit will be net of withholding taxes and other applicable deductions.

2.    DHF Option to Elect Severance Benefit.

DHF expressed concern that support from Sanken is essential for the improvement and future success of Allegro's business operations. Specifically, DHF expressed the belief that three of the following four elements of support are necessary:
(1) substantial elimination of Allegro's long-term debt, which may include conversion of debt into equity; (2) willingness to consider strategic transactions, such as acquisitions or divestiture of facilities or businesses;
(3) implementation of appropriate long-term incentive plans to attract and retain employees; and (4) granting of stock options or other equity-based compensation, and development of a plan for possible public distribution of Allegro common stock, that will enable Allegro to compete against public company competitors for the services of talented employees. For purposes of this Agreement, the support of Sanken is referred to as "Sanken Support."

The understanding between Sanken is that DHF will have a right, if sufficient Sanken Support does not materialize, to make a unilateral decision to resign as an employee and as President of Allegro and obtain the financial benefits of the Severance Benefit described in Section 1. Accordingly, DHF is hereby granted an "Option" having the following elements:

2.1 During the period commencing June 1, 2002 and ending May 31, 2003, DHF may exercise the Option if he determines, in good faith, that Sanken Support has not been sufficient. Written notices of exercise shall be given to the Chairman and Chief Executive Officer of Allegro (with a copy to the President of Sanken if the two offices are held by a different person), which notice shall set forth the following: (a) a statement that DHF has made a good faith determination that Sanken Support is insufficient; (b) a brief recitation of facts in support of such determination; and (c) DHF's proposal for effecting a reasonable transition of his duties.

2.2 Upon proper exercise of the Option, DHF will become entitled to the Severance Benefit described in Section 1 of this Agreement. The date of notice of exercise of the Option shall be the "Notice Date" within the meaning of Section 1.

2.3 The Option will become effective unless challenged by Allegro pursuant to written notice to DHF within fifteen days after the Notice Date, which notice shall describe the reasons that Allegro disputes DHF's good faith determination. Thereafter, the parties will make reasonable efforts to resolve their differences in an amicable manner, and in the event they cannot, the parties will resolve the matter through arbitration.

2.4 In recognition that a purpose of the Option is to enable DHF to devote his full energy to Allegro for two years without worrying about his personal future, DHF agrees that he will not actively seek other employment, or solicit the services of executive recruiters or

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      other intermediaries, prior to June 1, 2002. However, nothing shall prevent DHF from considering opportunities that may be otherwise presented to him.


2.5 DHF further agrees that for a period of a twelve months following exercise of the Option, he will not directly or indirectly solicit any Allegro employee to join a corporation or business enterprise of which DHF is an officer, owner or employee.

3.    Certain Definitions.

For purposes of determining eligibility for the Severance Benefit, the following terms shall apply:

3.1 Cessation of DHF's employment due to any of the following reasons shall not be deemed termination by Allegro within the meaning of Section 1 of this Agreement: death; permanent disability (as defined by Allegro's long-term disability plan); judicially-declared incompetency; voluntary termination of employment (other than pursuant to Section 2); or retirement. This Agreement shall automatically terminate upon any of the foregoing events.

3.2 The term "good cause" means: (1) continued or repeated failure, refusal or inability (after prior written notice from Allegro) to substantially perform the duties required by DHF's position or to comply with reasonable directives of DHF's superior officer or Allegro's board of directors; (2) a willful or intentional act or omission in breach of DHF's fiduciary duty to Allegro which results in a substantial disadvantage to Allegro; (3) aiding a competitor of Allegro to the detriment of Allegro; (4) unauthorized disclosure to third parties of important confidential or proprietary information of Allegro; (5) inability to perform the duties of President for more than three months in the aggregate during any twelve month period due to illness, chemical dependency or other incapacity; or
      (6) perpetration of a felony as determined by a guilty plea by DHF or conviction by a court after trial, whether relating to the DHF's employment or otherwise.

3.3 The following events may, at DHF's option elected by notice within 15 days after the occurrence thereof, be deemed a termination of employment within the meaning of Section 1 of this Agreement:

      (a) Change of position or job responsibilities below the level of President and Chief Operating Officer as the same exist on the date of this Agreement.

      (b)   Reduction in base salary of more than 10%.

      (c) Relocation to another office of Allegro that is more than 35 miles distant from Worcester with DHF's consent, unless such relocation is part of a general relocation of Allegro's headquarters.

4.    Ancillary Benefits.

DHF shall be entitled to any non-salary termination benefits that may apply under policies maintained by Allegro from time to time, including without limitation continuation of medical

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coverage or life insurance or job search assistance (hereinafter referred to as
"Ancillary Benefits"). In the event of termination by Allegro within the meaning of Section 1, DHF shall be entitled to continuation of any automobile allowance that is then part of his compensation package as if such automobile allowance were "base salary" for purposes of determining the Severance Benefit, provided that DHF shall not seek reimbursement for personal automobile mileage relating to any post-termination consulting services provided to Allegro.

5.    Exclusive Remedy.

The Severance Benefit and the Ancillary Benefits constitute DHF's exclusive remedy with respect to any and all claims or causes of action arising out of DHF's employment or termination of employment by Allegro. The Severance Benefit is in lieu of payments under any severance pay policy or program that may be maintained by Allegro (other than non-salary Ancillary Benefits). Allegro may require, as a pre-condition to paying the Severance Benefit, that DHF sign a written release of any and all claims against Allegro and its affiliated companies, including Sanken, and their officers, directors and agents, arising out of DHF's employment or the termination thereof (provided, however, that no such release will deprive DHF of his right to reimbursement for business expenses or his vested rights under the Allegro benefit plan or compensation program).

6.    Special Bonus.

DHF shall be entitled to a "Special Bonus" of $750,000 in the event that Allegro meets certain net income objectives during the three year period ending March 31, 2003. The conditions of the Special Bonus are as follows:

6.1 The Special Bonus is separate and distinct from any Allegro bonus or incentive compensation for which DHF is currently eligible or becomes eligible in the future.

6.2 The Special Bonus is based on Allegro's present business plan objective to achieve net income of $4 million, $10 million and $15 million, respectively, in fiscal years 2001, 2002 and 2003. The Special Bonus will be payable to DHF in the event that one of the following two conditions is satisfied:

      (a) Allegro has net income in each of fiscal years 2001, 2002 and 2003, and the cumulative net income for such three-year period equals or exceeds $29 million.

      (b) The net income targets of $4 million and $10 million are attained or exceeded in fiscal years 2001 and 2002, and Allegro attains or exceeds net income of $10 million in fiscal year 2003.

6.3 The Special Bonus will be paid to DHF (subject to applicable withholding taxes and other deductions) promptly following acceptance by Allegro board of directors of Allegro's consolidated financial statements for the fiscal year ended March 31, 2003.

6.4 The board of directors of Allegro shall have the power to adjust Allegro's net income for purposes of this Agreement in order to address unforeseen circumstances and maintain consistency with the reasonable expectations of the parties at the time this Agreement is

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      executed. Circumstances that may justify adjustment include changes in generally accepted accounting principles or internal Allegro accounting practices; one-time gains or losses not primarily related to Allegro's principal business operations; acquisitions or divestitures; and reduction of Allegro's long-term debt through conversion to equity or similar methods. No adjustment or net income shall be made in an arbitrary manner.

6.5 The President of Sanken may, in his sole discretion, determine that a prorated Special Bonus will be payable to DHF in the event that Allegro substantially achieves, but does not fully achieve, Allegro's net income objectives for the three-year period in question. The President of Sanken may, in his sole discretion, increase the amount of the Special Bonus if the net income objectives for such three-year period are substantially exceeded.

7.    Employment Status.

Notwithstanding periodic payments of the Severance Benefit by Allegro, DHF will not have the status of an officer or employee of Allegro except as specifically agreed between Allegro and DHF. For example, it might be mutually agreed that DHF will remain an employee of Allegro for one month following the Notice Date. In such case, DHF will cease to have the status of an Allegro employee after one month, even though periodic payments of the Severance Benefit are thereafter paid to DHF.

This Agreement sets forth certain rights that may accrue under specified circumstances. However, this Agreement is not intended as an employment agreement. DHF's status as an employee, officer and director of Allegro will be determined in the ordinary course of business pursuant to Allegro's internal operating procedures and the governance of Allegro's board of directors.

8.    Miscellaneous.

8.1 Entire Agreement. This Agreement constitutes the entire agreement and understanding between DHF, Allegro and Sanken concerning the subject matter hereof, and supersedes all prior negotiations or understandings between the parties, whether written or oral, concerning such matter.

8.2 Waiver; Amendment. No waiver of any breach of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver or amendment of this Agreement shall be effective unless set forth in a written document signed by DHF and the Chairman and Chief Executive Officer of Allegro.

8.3 Notices. Any notices required or permitted by this Agreement shall be in writing, and may be transmitted by personal delivery, by courier service or by e-mail if receipt thereof is expressly acknowledged by the receiving party. Notices shall be given to Allegro's principal business office (for example, notice to Y. Morita as Chairman of Allegro should be sent to his office in Japan). A copy of all notices shall be sent to James M. Coonan of Masuda, Funai, Eifert & Mitchell, Ltd. in Chicago, Illinois (or Mr. Coonan's successor as Secretary of Allegro if he no longer holds such position).

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8.4   Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                           ALLEGRO MICROSYSTEMS, INC.

  /s/ Dennis H. Fitzgerald                   /s/ Yuji Morita
---------------------------------          -----------------------------------
Dennis H. Fitzgerald                       Yuji Morita
                                           Chairman and Chief Executive Officer

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[ALLEGRO MICROSYSTEMS, INC. LOGO]

  Yuji Morita
  Chairman
    and
Chief Executive Officer

June 24, 2003

Mr. Dennis H. Fitzgerald
President and Chief Operating Officer
Allegro Microsystems, Inc.
115 Northeast Cutoff
Worcester, Massachusetts 01605-0036

Dear Dennis

This letter relates to the Agreement dated March 30, 2001 between you and Allegro MicroSystems, Inc. (the "Agreement") that addresses certain matters concerning your employment and compensation. We are prepared to negotiate with you within the next 6 to 12 months a successor agreement that will address issues such as corporate objectives and bonus for achievement of such objectives. In the meantime, we would like to resolve the status of the current Agreement.

Although it has been our view that the basic severance compensation provisions of the Agreement continue in effect, we recognize that clarification of this point is appropriate. Furthermore, we concur with a certain expansion of the conditions for payment.

This letter is issued in my capacity as Chief Executive Officer ("CEO") of Allegro. On May 30, 2000, the board of directors of Allegro adopted a resolution authorizing the CEO to negotiate the terms of your employment, and "in connection therewith, to execute on behalf of the Corporation such contracts, agreement or other documents" that the CEO may determine to be appropriate.

Allegro hereby offers the following clarification and amendment of the Agreement referenced above:

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      1.    Section 1, 3, 4, 5, 7 and 8 of the Agreement shall remain intact until such time as the Agreement may be replaced by a successor agreement. The expiration of Sections 2 and 6 of the Agreement shall not impact the continuation of these sections.

      2. Section 3.1 of the Agreement shall be amended by deleting the words "death; permanent disability (as defined by Allegro's long-term disability plan); judicially-declared incompetency." For purposes of
            Section 1 of the Agreement, the occurrence of any of these events shall be deemed a termination of your employment by Allegro without good cause (due to inability to perform duties) that triggers payment of the "Severance Benefit" as defined therein, with the date of occurrence being the "Notice Date" for purposes of Section 1.

Section 8.2 of the Agreement requires that any waiver or amendment be set forth in a written document signed by you and the CEO of Allegro. I have signed two copies of this letter on behalf of Allegro. If you concur, please indicate by executing one copy of this letter and returning it to my attention. Please retain the other signed copy for yourself.

Very truly yours,

ALLEGRO MICROSYSTEMS, INC.

/s/ Yuji Morita
--------------------------------
Yuju Morita
Chairman and Chief Executive Officer

Agreed and accepted this 27th day of
June, 2003

/s/ Dennis H. Fitzgerald
--------------------------------
Dennis H. Fitzgerald

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